AMRESCO, INC.

       EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                                                 Three Months Ended
                                                                      March 31,
                                                                2000            1999
Basic:
 Income (loss) from continuing operations                    $(45,345,000)  $ 4,048,000
 Income from discontinued operations, net of income taxes      47,346,000     6,190,000
 Net income                                                   $ 2,001,000   $10,238,000

 Weighted average common shares outstanding                    48,753,806    48,201,216
 Restricted shares                                               (494,944)     (523,849)
   Total                                                       48,258,862    47,677,367

 Earnings (loss) from continuing operations                        $(0.94)        $0.08
 Earnings from discontinued operations, net of income taxes          0.98          0.13
 Earnings per share                                                $ 0.04         $0.21

Diluted:
 Income (loss) from continuing operations                    $(45,345,000)  $ 4,048,000
 Income from discontinued operations, net of income taxes      47,346,000     6,190,000
 Net income                                                  $  2,001,000   $10,238,000

 Weighted average common shares outstanding                    48,753,806    48,201,216
 Restricted shares                                               (494,944)
 Contingently issuable shares (1)
 Effect of stock options (1)                                                    961,155
   Total                                                       48,258,862    49,162,371

  Earnings (loss) from continuing operations                       $(0.94)        $0.08
  Earnings from discontinued operations, net of income taxes         0.98          0.13
  Earnings per share                                               $ 0.04         $0.21
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(1) As of March 31, 2000, the Company had contingently issuable shares outstanding related to the MIC earn-out.  These shares, and the effect of stock options, have not been included in the computation of diluted earnings per share. Generally accepted accounting principles do not allow the inclusion of potentially dilutive items when the company has a loss from continuing operations. On April 20, 2000, the MIC contingently issuable shares were cancelled as the Company exercised its option (see Note 4 to the financial statements).